CHANGE IN CONTROL AND TERMINATION AGREEMENT

THIS CHANGE IN CONTROL AND TERMINATION AGREEMENT (the “Agreement”), to be effective as of the ____ day of ______, ____, is made and entered into by and between MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (the “Company”) and ______________________ (the “Employee”).

RECITALS:

WHEREAS, the Company acknowledges that the Employee’s contributions to the past and future growth and success of the Company have been and will continue to be substantial. As a publicly held corporation, the Company recognizes that there exists a possibility of a Change in Control (as defined herein) of the Company. The Company also recognizes that the possibility of such a Change in Control may contribute to uncertainty on the part of management and may result in the departure or distraction of senior management from their operating responsibilities.

WHEREAS, outstanding management of the Company is always essential to advancing the best interests of the Company’s shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is particularly important that the Company’s businesses be continued with a minimum of disruption. The Company believes that the objective of securing and retaining outstanding management will be achieved if the Company’s key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay to the Employee, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Arbitrators” means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

“Award Plans” means all stock option, incentive compensation, profit participation, bonus or extra compensation plans that are adopted by the Company and in which the Company’s employees of the same level as the Employee are entitled to participate.

“Benefit Plans” means each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company for the benefit of the Employee or the employees of the Company generally, provided that the Employee is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to participants therein.

“Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events which occur during the Term of this Agreement:

(i)any “Person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the voting securities or any Company-sponsored employee benefit plan, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

(ii)during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) hereof) whose election or nomination for election to the Board was or is approved of by a vote of at least two-thirds of the directors at the beginning of such twenty-four (24) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iv)the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of the securities entitled to vote generally in the election of directors of the Company immediately prior to such sale:

(v)the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

(vi)    the shareholders for the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(vii)    any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

“Change in Control Benefits” means the Termination Payment and all other payments, benefits or compensation which the Employee receives or has the right to receive from the Company or any of its affiliates as a result of the Change in Control and/or the Employee’s Change in Control Termination.

“Change in Control Termination” means (i) a Termination Without Cause of the Employee’s employment by the Company, in anticipation of, on, or within two (2) years after a Change in Control, or (ii) the Employee’s resignation for Good Reason on or within two (2) years after a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Mid-America Apartment Communities, Inc., a Tennessee corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Company Shares” means the shares of the common stock of the Company or any securities of a successor company which shall have replaced such common stock.

“Compensation Committee” means the compensation committee of the Board.

“Employee” means the person identified in the preamble paragraph of this Agreement.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code.

“Fair Market Value” means, on any given date, the closing sale price of the common stock of the Company on the New York Stock Exchange on such date, or, if the New York Stock Exchange shall be closed on such date, the next preceding date on which the New York Stock Exchange shall have been open.

“Good Reason” means that the Employee terminated his employment because, within the six (6) month period preceding the Employee’s termination, one or more of the following conditions arose and the Employee notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i)a material diminution in the Employee’s Base Salary as in effect on the date hereof or as the same may be increased from time to time;
(ii)a material diminution in the Employee’s authority, duties, or responsibilities;
(iii)the relocation of the Company’s principal executive offices to a location outside a thirty-mile radius of Memphis, Tennessee or the Company’s requiring the Employee to be based at any place other than a location within a thirty-mile radius of Memphis, Tennessee, except for reasonably required travel on the Company’s business; or
(iv)any other action or inaction that constitutes a material breach by the Company of this Agreement.
“Multi-Family Residential Business” means the business of acquiring, developing, constructing, owning or operating multi-family residential apartment communities.

“Multi-Family Residential Property” means any real estate upon which the Multi-Family Residential Business is being conducted.

“Option(s)” means any options issued pursuant to any Award Plan or any option granted under the plan of any successor company that replaces or assumes the Company’s Options.

“Partnership” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“Partnership Unit(s)” means limited partnership interests of the Partnership. The holder has the option of requiring the Company to redeem such interests. The Company may elect to effectuate such redemption by either paying cash or exchanging Company Shares for such interests.

“Term” has the meaning assigned to it in Section 2 of the Agreement.

“Termination Date” means the date employment of the Employee is terminated.

“Termination Notice” means a written notice of termination of employment by the Employee or the Company.

“Termination Payment” has the meaning set forth in Section 3(b)(i) of this Agreement.

“Termination With Cause” means the termination of the Employee’s employment by the Company for any of the following reasons:

(i)the Employee’s conviction for a felony;

(ii)the Employee’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company’s property or business opportunity;

(iii)the Employee’s intentional breach of the noncompetition provisions contained in Section 4 of this Agreement; or

(iv)the Employee’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Company, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Company; provided that the Employee shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the board, which notice specifically identifies the manner in which the Company believes that the Employee has engaged in such failure.

For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith, and without reasonable belief that such action or omission was in the best interest of the Company.

“Termination Without Cause” means the termination of the Employee’s employment by the Company for any reason other than Termination With Cause, or termination by the Company due to the Employee’s death or Permanent Disability.

“Threshold Amount” means three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code.

“Uniform Arbitration Act” means the Uniform Arbitration Act, Tennessee Code Annotated § 29-5-391 et seq., as amended.

“Voluntary Termination” means the Employee’s voluntary termination of his employment for any reason other than Good Reason. If the Employee gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, the Employee voluntarily refuses or fails to provide substantially the same level of services previously provided by the Employee to the Company for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the

Employee so ceases to carry out his duties. Voluntary refusal to perform services shall not include taking accrued and unused vacation, the Employee’s failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

2.    Term; Termination. The term of this Agreement shall be one year and shall commence on the date hereof and shall be extended automatically, for so long as the Employee remains employed by the Company hereunder, the first day of each month beginning January 1, 201_ for an additional one-month period (such period, as it may be extended from time to time, being herein referred to as the “Term”), unless terminated by the Employee as a Voluntary Termination or otherwise terminated earlier in accordance with the terms of this Agreement, to the effect that on the first day of each month, the remaining term of this Agreement and the Employee’s employment hereunder shall be one year.

3.    Change in Control.

(a)    Termination in Connection with a Change in Control. Notwithstanding any other provision in this Agreement or any other agreement pre-dating this Agreement between the Company and the Employee, in the event of a Change in Control Termination, the Company shall, on the Termination Date in respect of such Change in Control Termination, pay the Employee, in addition to any Base Salary earned but not paid through the Termination Date and any amounts due pursuant to Award Plans and Benefit Plans including, without limitation, the pro rata amount of the Employee’s anticipated bonus for the fiscal year in which the Employee’s employment is so terminated, the compensation and benefits set forth in Section 3(b).

(b)    Compensation and Benefits.

(i)    A Termination Payment shall be paid which is equal to the sum of _____ times the Employee’s annual base salary in effect on the Termination Date plus _____ times the average annual cash bonus paid to the Employee for the two immediately preceding fiscal years, under this Agreement or otherwise (“Termination Payment”). Notwithstanding Section 3(a), the Termination Payment shall be calculated and paid immediately prior to the closing of the transactions constituting a Change in Control if the Employee receives notice prior to the Change in Control that his employment will be terminated on or after the Change in Control.

(ii)    The Employee acknowledges that pursuant to the terms of the Benefit Plans, he is not eligible to continue to participate in the Benefit Plans as a former employee, except as a participant in the medical, dental, and vision plans for which the Employee was enrolled in at the time of Termination as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or by state-law continuation of coverage rules. If the Employee is entitled to COBRA or state-law continuation coverage, then the Company shall provide the Employee with a lump sum payment equal to [__] months of the Company’s monthly contribution to the medical, dental, and vision plans in which the Employee was enrolled in immediately prior to the Termination Date. The Company’s monthly contribution shall be determined by averaging the Employer’s monthly contribution over the twelve (12) month period immediately preceding Termination.

(iii)    The Company shall also pay to the Employee all legal fees and expenses incurred by the Employee as a result of a termination described in Section 3(a) of this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

(c)    Additional Limitation.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the Employee’s Change in Control Benefits, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder, would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(1)    If the Change in Control Benefits, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Employee on the amount of the Change in Control Benefits which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Employee shall be entitled to the full amount of Change in Control Benefits.
(2)    If the Threshold Amount is less than (x) the Change in Control Benefits, but greater than (y) the Change in Control Benefits reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Change in Control Benefits which are in excess of the Threshold Amount, then the Change in Control Benefits shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Change in Control Benefits shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(ii)    The determination as to which of the alternative provisions of Section 3(c) above shall apply to the Employee shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. For purposes of determining which of the alternative provisions of Section 3(c) above shall apply, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Employee’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

4.    Noncompetition. During the Term, the Employee shall not, other than through the Company or affiliates of the Company, own any interest in any Multi-Family Residential Property (other than Multi-Family Residential Property in which the Company or the Partnership has an ownership interest), as partner, shareholder or otherwise, or engage in the Multi-Family Residential Business, directly or indirectly, for his own account or for the account of others, either as an officer, director, shareholder, owner, partner, promoter, employee, consultant, advisor, agent, manager, or in any other capacity. For a period of one year after a Change in Control Termination, the Employee shall not own any interest in any Multi-Family Residential Property as partner, shareholder or otherwise, or directly or indirectly, for his own account or for the account of others, either as an officer, director, promoter, employee, consultant, advisor, agent, manager, or in any other capacity, engage in the Multi-Family Residential Business within 35 miles of any Multi-Family Residential Property owned by the Company or the Partnership at the time of termination of employment.

The Employee agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should the Employee violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction, as appropriate, against the Employee in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The Parties agree to personal jurisdiction in the courts located in Shelby County, Tennessee, and agree that venue is appropriate in said County. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation. The Employee agrees that the Company will be entitled to recover attorney fees and costs incurred as a result of the Employee’s breach of this Agreement.

Furthermore, the Employee acknowledges that this Agreement had been negotiated at arms’ length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit the Employee’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

5.    Employment Status. The parties acknowledge that the Employee is an “at will” employee of the Company and has not contractual right to continued employment or compensation in the event of termination of the Employee’s employment for any reason or no reason at all, other than as set forth in this Agreement. The parties acknowledge and agree that the Employee is not an independent contractor. Any payments made to the Employee by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective of whether such payments are made subsequent to the Termination Date.

6.    Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:        6584 Poplar Avenue
Suite 300
Memphis, TN 38138
Attn: Corporate Secretary

To the Employee:        Employee Name
Employee Address

7.    Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 4 must be approved by a majority of the Directors of the Company other than the Employee, if the Employee is then a director of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

8.    Arbitration. Except for requests for injunctive relief and for damages under Section 4, Noncompetition, any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Memphis, Shelby County, Tennessee at a location specified by the party seeking such arbitration.

(a)    The Arbitrators. Any arbitration proceeding shall be conducted by three (3) Arbitrators and the decision of the Arbitrators shall be binding on all parties. Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated. The part desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party’s choice of Arbitrator, and such party’s substantive position in the arbitration. The party receiving such notice shall, within fifteen (15) days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position. The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria. The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within thirty (30) days after being notified of their selection. The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

(b)    Arbitration Procedures. Arbitration shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Shelby County, Tennessee, and the parties agree that jurisdiction and venue in Shelby County, Tennessee are appropriate and approved by such parties.

9.    Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

10.    Assignment. The Employee acknowledges that his services are unique and personal. Accordingly, the Employee may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 7.

11.    Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe is provisions.

12.    Successors; Binding Agreement. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled to hereunder if the Employee terminates his employment for Good Reason. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

13.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.

(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)    The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By: ____________________________________________
Name:
Title:

Employee:

________________________________________________
Employee Name